News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2024 Fourth Quarter and Full-Year Results

ST. LOUIS, March 25, 2025—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the fourth quarter and fiscal year ended February 2, 2025. The fourth quarter and fiscal year ended February 2, 2025 represents 14 and 53-week periods, respectively, compared with 13 and 52-week periods for the fourth quarter and fiscal year ended January 28, 2024.

Fiscal 2024 Fourth Quarter Results (Compared with Fiscal 2023 Fourth Quarter)

•Net sales increased 17.9% to $1,698 million
•Gross profit increased 17.4% to $451 million; gross profit margin of 26.6%
•Net income decreased 11.8% to $67 million
•Diluted earnings decreased 2.9% to $0.33
•Adjusted EBITDA (Non-GAAP) increased 11.9% to $179 million
•Net cash provided by operating activities of $235 million
Fiscal 2024 Results (Compared with Fiscal 2023)
•Net sales increased 11.0% to $7,441 million
•Gross profit increased 8.9% to $1,980 million; gross profit margin of 26.6%
•Net income decreased 18.3% to $434 million
•Diluted earnings per share decreased 0.9% to $2.13
•Adjusted EBITDA (Non-GAAP) increased 2.2% to $930 million
•Net cash provided by operating activities of $621 million
•Repurchased $176 million of shares at an average per share price of approximately $44.31
"Our teams across the country executed at a high level in the fourth quarter, delivering our fifteenth consecutive year of positive sales growth," said Steve LeClair, chair and CEO of Core & Main.

"These consistently strong results are driven by our balanced business mix, the investments we have made to support and execute our growth strategy, and the expertise and dedication of our associates. With growing demand for innovative water infrastructure solutions, we continue to add new products, branches and capabilities to strengthen our leadership position in the industry. We also completed ten acquisitions to expand our presence in important geographies, gain access to new product lines and add key talent. Our strong cash flow generation and flexible balance sheet allow us to invest in organic growth and consolidate our fragmented markets through acquisitions, while returning capital to shareholders.

I am confident in our outlook for fiscal 2025 as the team continues to execute our sales strategies and improve operating leverage across our business. We will continue delivering exceptional service to our customers and pursue growth through attractive product categories and end markets, while investing capital and resources into the business to drive profitable growth over the long-term."

Three Months Ended February 2, 2025

Net sales for the three months ended February 2, 2025 increased $258 million, or 17.9%, to $1,698 million compared with $1,440 million for the three months ended January 28, 2024. Net sales increased primarily due to acquisitions, higher volumes, and contributions from the 53rd selling week in the current year partially offset by slightly lower selling prices. Net sales increased for pipes, valves & fittings due to acquisitions and higher volumes partially offset by slightly lower selling prices. Net sales increased for storm drainage due to acquisitions and our ability to drive the adoption of advanced stormwater management systems. Net sales for fire protection products declined due to lower selling prices and lower end-market volumes partially offset by acquisitions. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for the three months ended February 2, 2025 increased $67 million, or 17.4%, to $451 million compared with $384 million for the three months ended January 28, 2024. Gross profit as a percentage of net sales for the three months ended February 2, 2025 was 26.6% compared with 26.7% for the three months ended January 28, 2024. The overall decrease in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary period partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative (“SG&A”) expenses for the three months ended February 2, 2025 increased $49 million, or 21.3%, to $279 million compared with $230 million for the three months ended January 28, 2024. The increase was primarily attributable to an increase of $37 million in personnel expenses primarily related to acquisitions. The remaining increase was driven by acquisitions, inflation, other growth investments and additional costs from the 53rd week in the current year. SG&A expenses as a percentage of net sales was 16.4% for the three months ended February 2, 2025 compared with 16.0% for the three months ended January 28, 2024. The increase was primarily attributable to acquisitions, investments in growth and inflationary cost impacts.

Operating income for the three months ended February 2, 2025 increased $8 million, or 6.9%, to $124 million compared with $116 million for the three months ended January 28, 2024. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A and amortization expenses.

Net income for the three months ended February 2, 2025 decreased $9 million, or 11.8%, to $67 million compared with $76 million for the three months ended January 28, 2024. The decrease in net income was primarily attributable to an increase in interest expense and income tax expense partially offset by an increase in operating income.

The Class A common stock basic earnings per share for the three months ended February 2, 2025 decreased $0.01, or 2.9%, to $0.34 compared with $0.35 for the three months ended January 28, 2024. The Class A common stock diluted earnings per share for the three months ended February 2, 2025 decreased $0.01, or 2.9%, to $0.33 compared with $0.34 for the three months ended January 28, 2024. The basic earnings per share decreased due to higher Class A share counts from exchanges of limited partner interests of Core & Main Holdings, LP (“Partnership Interests”). The diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023 and fiscal 2024.

Adjusted EBITDA for the three months ended February 2, 2025 increased $19 million, or 11.9%, to $179 million compared with $160 million for the three months ended January 28, 2024. The increase in Adjusted EBITDA was primarily attributable to higher gross profit, in part due to contributions from the 53rd selling week, partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see "Non-GAAP Financial Measures" below.

Fiscal Year Ended February 2, 2025

Net sales for fiscal 2024 increased $739 million, or 11.0%, to $7,441 million compared with $6,702 million for fiscal 2023. Net sales increased primarily due to acquisitions, higher volumes and contributions from the 53rd selling week in the current year partially offset by slightly lower selling prices. Net sales increased for pipes, valves & fittings due to acquisitions partially offset by slightly lower selling prices. Net sales increased for storm drainage due to acquisitions and our ability to drive the adoption of advanced storm water management systems. Net sales for fire protection products declined due to lower selling prices and lower end-market volumes partially offset by acquisitions. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for fiscal 2024 increased $162 million, or 8.9%, to $1,980 million compared with $1,818 million for fiscal 2023. Gross profit as a percentage of net sales for fiscal 2024 was 26.6% compared with 27.1% for fiscal 2023. The overall decrease in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary period partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

SG&A expenses for fiscal 2024 increased $147 million, or 15.8%, to $1,078 million compared with $931 million during fiscal 2023. The increase includes $105 million in personnel expenses primarily related to acquisitions. The remaining increase is driven by acquisitions, inflation, other growth investments and additional costs from the 53rd week in the current year. SG&A expenses as a percentage of net sales was 14.5% for fiscal 2024 compared with 13.9% for fiscal 2023. The increase was primarily attributable to acquisitions, investments in growth and inflationary cost impacts.

Operating income for fiscal 2024 decreased $21 million, or 2.8%, to $719 million compared with $740 million during fiscal 2023. The decrease in operating income was primarily attributable to higher SG&A and depreciation and amortization expenses partially offset by higher gross profit.

Net income for fiscal 2024 decreased $97 million, or 18.3%, to $434 million compared with $531 million for fiscal 2023. The decrease in net income was primarily attributable to an increase in interest expense, related to increased borrowings to support acquisitions in fiscal 2024, and an increase in income tax expense related to an increase in the allocation of net income to taxable entities. The remaining decrease is related to a 2.8% decline in operating income.

The Class A common stock basic earnings per share for fiscal 2024 decreased 0.5% to $2.14 compared with $2.15 for fiscal 2023. The Class A common stock diluted earnings per share for fiscal 2024 decreased 0.9% to $2.13 compared with $2.15 for fiscal 2023. The basic earnings per share decreased due to higher Class A share counts from exchanges of Partnership Interests partially offset by an increase in net income attributable to Core & Main, Inc. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023 and fiscal 2024.

Adjusted EBITDA for fiscal 2024 increased $20 million, or 2.2%, to $930 million compared with $910 million for fiscal 2023. The increase in Adjusted EBITDA was primarily attributable to higher gross profit, in part due to contributions from the 53rd selling week partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see "Non-GAAP Financial Measures" below.

Liquidity and Capital Resources

Net cash provided by operating activities decreased by $448 million to $621 million for fiscal 2024 compared with $1,069 million for fiscal 2023. The decrease in cash provided by operating activities was primarily driven by more typical investment in working capital in fiscal 2024 compared with a reduction in inventory during fiscal 2023 due to inventory optimization subsequent to supply chain improvements. Increased interest payments and higher income tax payments due to higher taxable income of Core & Main, Inc. following exchanges of Partnership Interests throughout fiscal 2023 also reduced operating cash flows.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as February 2, 2025 was $2,275 million compared with $1,892 million as of January 28, 2024. Net debt increased due to higher borrowings to fund investments in organic growth, acquisitions and share repurchases.

As of February 2, 2025, we had $93 million outstanding borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility"), which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of February 2, 2025, after giving effect to approximately $15 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,142 million under the Senior ABL Credit Facility, subject to borrowing base availability.

On December 17, 2024, we amended the terms of the $750 million senior term loan in order to increase the principal balance by $200 million to $944 million with the proceeds utilized to repay outstanding borrowings under the $1,500 million senior term loan. In addition, the amendment reduced the effective applicable margin from 2.25% to 2.00%.

Fiscal 2025 Outlook

Core & Main provides the following guidance for fiscal 2025, a 52-week year compared to fiscal 2024, a 53-week year.

•Net sales of $7,600 to $7,800 million
•Net sales growth of 2% to 5%, reflecting average daily sales growth of 4% to 7%
•Adjusted EBITDA (Non-GAAP) of $950 to $1,000 million
•Adjusted EBITDA margin (Non-GAAP) of 12.5% to 12.8%
•Operating Cash Flow of $570 to $650 million
"As we enter fiscal 2025, we expect overall demand in our industry to be flat to slightly positive with modest growth in municipal repair and replacement activity," said Mark Witkowski, CFO of Core & Main.
"We offer a strong value proposition to the industry and intend to deliver above market sales growth and market share gains from the execution of our product, customer and geographic expansion initiatives. After a period of normalization, we expect to drive gross margin expansion in fiscal 2025, supported by our private label, sourcing optimization and pricing initiatives.
We anticipate strong operating cash flow generation and will continue deploying capital that results in accelerated growth and value creation for our shareholders in what we expect will be another year of profitable growth for Core & Main."

Leadership Transition

As announced separately on March 25, 2025, Steve LeClair, Core & Main’s chief executive officer, will transition to the role of executive chair, where he will act as an advisor to the business, while continuing to lead the board of directors of Core & Main as chair. Mark Witkowski, Core & Main’s current chief financial officer, will succeed Steve LeClair as chief executive officer and become a member of the board. Additionally, Robyn Bradbury, Core & Main’s current senior vice president of finance and investor relations, will succeed Witkowski as chief financial officer. Each of these executives will assume their new roles on March 31, 2025.

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on March 25, 2025 at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 121316. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With over 370 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 5,700 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025); increases in interest rates; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data)

	Three Months Ended		Fiscal Years Ended
	February 2, 2025	January 28, 2024	February 2, 2025	January 28, 2024

Net sales	$1,698	$1,440	$7,441	$6,702
Cost of sales	1,247	1,056	5,461	4,884
Gross profit	451	384	1,980	1,818
Operating expenses:
Selling, general and administrative	279	230	1,078	931
Depreciation and amortization	48	38	183	147
Total operating expenses	327	268	1,261	1,078
Operating income	124	116	719	740
Interest expense	36	22	142	81
Income before provision for income taxes	88	94	577	659
Provision for income taxes	21	18	143	128
Net income	67	76	434	531
Less: net income attributable to non-controlling interests	3	13	23	160
Net income attributable to Core & Main, Inc.	$64	$63	$411	$371

Earnings per share
Basic	$0.34	$0.35	$2.14	$2.15
Diluted	$0.33	$0.34	$2.13	$2.15
Number of shares used in computing EPS
Basic	190,063,322	181,333,247	191,617,275	172,839,836
Diluted	199,474,771	213,854,692	201,442,750	227,818,077

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data)

	February 2, 2025	January 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8	$1
Receivables, net of allowance for credit losses of $18 and $12	1,066	973
Inventories	908	766
Prepaid expenses and other current assets	43	33
Total current assets	2,025	1,773
Property, plant and equipment, net	168	151
Operating lease right-of-use assets	244	192
Intangible assets, net	935	784
Goodwill	1,898	1,561
Deferred income taxes	558	542
Other assets	42	66
Total assets	$5,870	$5,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24	$15
Accounts payable	562	504
Accrued compensation and benefits	123	106
Current operating lease liabilities	67	55
Other current liabilities	90	94
Total current liabilities	866	774
Long-term debt	2,237	1,863
Non-current operating lease liabilities	178	138
Deferred income taxes	87	48
Tax receivable agreement liabilities	706	706
Other liabilities	22	16
Total liabilities	4,096	3,545
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 189,815,899 and 191,663,608 shares issued and outstanding as of February 2, 2025 and January 28, 2024, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 7,936,061 and 9,630,186 shares issued and outstanding as of February 2, 2025 and January 28, 2024, respectively	—	—
Additional paid-in capital	1,220	1,214
Retained earnings	449	189
Accumulated other comprehensive income	27	46
Total stockholders’ equity attributable to Core & Main, Inc.	1,698	1,451
Non-controlling interests	76	73
Total stockholders’ equity	1,774	1,524
Total liabilities and stockholders’ equity	$5,870	$5,069

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Years Ended
	February 2, 2025	January 28, 2024
Cash Flows From Operating Activities:
Net income	$434	$531
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	194	154
Equity-based compensation expense	14	10
Deferred income tax expense	13	2
Other	8	5
Changes in assets and liabilities:
(Increase) decrease in receivables	(2)	21
(Increase) decrease in inventories	(36)	328
(Increase) decrease in other assets	(13)	2
Increase (decrease) in accounts payable	14	11
Increase (decrease) in accrued liabilities	(5)	5
Net cash provided by operating activities	621	1,069
Cash Flows From Investing Activities:
Capital expenditures	(35)	(39)
Acquisitions of businesses, net of cash acquired	(741)	(231)
Other	(12)	—
Net cash used in investing activities	(788)	(270)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(176)	(1,344)
Distributions to non-controlling interest holders	(11)	(41)
Payments pursuant to Tax Receivable Agreements	(11)	(5)
Borrowings on asset-based revolving credit facility	774	665
Repayments on asset-based revolving credit facility	(1,110)	(235)
Issuance of long-term debt	950	—
Repayments of long-term debt	(223)	(15)
Debt issuance costs	(15)	—
Other	(4)	—
Net cash provided by (used in) financing activities	174	(975)
Increase (decrease) in cash and cash equivalents	7	(176)
Cash and cash equivalents at the beginning of the period	1	177
Cash and cash equivalents at the end of the period	$8	$1

Cash paid for interest (excluding effects of interest rate swap)	$197	$105
Cash paid for income taxes	143	116

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs) net of cash and cash equivalents.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA or Adjusted EBITDA margin for fiscal 2025 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended		Fiscal Years Ended
	February 2, 2025	January 28, 2024	February 2, 2025	January 28, 2024
Net income attributable to Core & Main, Inc.	$64	$63	$411	$371
Plus: net income attributable to non-controlling interests	3	13	23	160
Net income	67	76	434	531
Depreciation and amortization (1)	49	38	186	149
Provision for income taxes	21	18	143	128
Interest expense	36	22	142	81
EBITDA	$173	$154	$905	$889
Equity-based compensation	3	2	14	10
Acquisition expenses (2)	3	2	11	6
Offering expenses (3)	—	2	—	5
Adjusted EBITDA	$179	$160	$930	$910

(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.
(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.
(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	Fiscal Years Ended
	February 2, 2025	January 28, 2024
Senior ABL Credit Facility due February 2029	$93	$430
Senior Term Loan due July 2028	1,248	1,463
Senior Term Loan due February 2031	942	—
Total Debt	$2,283	$1,893
Less: Cash & Cash Equivalents	(8)	(1)
Net Debt	$2,275	$1,892